Exhibit 10.5

IDI, INC.

CONTRACT FOR SERVICES

This Contract for Services (“Agreement”) is made and entered into as of the 24th day of August, 2015 and effective as of August 1, 2015 (“Effective Date”), between IDI, INC., and its present and future affiliates, related entities, parents, subsidiaries, successors and assigns (collectively, “IDI”), located at 2650 N. Military Trail, Suite 300, Boca Raton, Florida 33431, and DAB Management Company (“Consultant”).

Whereas, IDI wishes to engage Consultant and the Consultant is desirous and willing to accept such engagement and render such services, all upon and subject to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants as herein described, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Services.

During the Term, Consultant shall be engaged as an advisor to IDI, providing advice and consultation on business development, future acquisitions, strategic transactions and such other reasonable requests by the Company’s executive officers (the “Services”). In the performance of the Services, Consultant shall perform his duties within or above the normal standards in the community at large for the provision of such services. Further, Consultant shall use his experience in the provision of similar services, and it is expressly understood that IDI is basing its engagement and investment in Consultant pursuant to such experience.

2.	Fees; Expenses.

As compensation for the Services as described above, IDI shall pay Consultant twenty thousand dollars ($20,000) per month during the Term. Consultant shall work a maximum of 40 hours per week unless granted prior written approval by IDI. Consultant shall keep adequate time records to be presented to IDI monthly, and shall invoice IDI monthly when providing such time records.

In addition to any compensation received hereunder, IDI shall reimburse the Consultant for all reasonable travel, lodging, meals, and other prior approved out-of-pocket expenses incurred or paid by the Consultant in connection with the performance of the Services under this Agreement; provided, however, any such expenses over $1,000 shall be approved by the Company in writing in advance.

It is acknowledged by all Parties that in completing the Services, Consultant is not an employee of IDI and that this Agreement and the work performed pursuant to this Agreement does not create an employment relationship. Consultant acknowledges and agrees that it is solely liable for any taxes owed resulting from the fees paid pursuant to this Agreement.

3.	Term; Termination.

The term of this Agreement shall commence on the Effective Date and shall continue for six (6) months (“Initial Term”), unless sooner terminated. This Agreement shall automatically renew for additional six (6) month periods (each a “Renewal Term”) unless either party provides written notice to the other of its intent not to renew not fewer than thirty (30) days prior to the expiration of the then current term. The Initial Term and the Renewal Term(s), if applicable, are referred to collectively in this Agreement as the “Term.” Either party may terminate this Agreement immediately at will. Any such termination shall be effective upon written notice of termination. Sections 4, 5, and 6 shall survive the termination or expiration of this Agreement.

4.	Nondisclosure.

“Confidential Information” means all information relating to IDI and Consultant’s engagement with IDI (including this Agreement), in any medium, including, without limitation, all proprietary information, information relating to any and all trade secrets, patents, copyrights, trademarks, service marks, know-how or other intellectual property rights (collectively, “Intellectual Property Rights”) under the laws of any governmental authority anywhere in the world, business plans or models, marketing, data, programs, processes, algorithms, object code, source code, software, computer hardware, any and all inventions, developments or conceptions (reduced to practice or not) that are made, suggested, invented, discovered, received or learned by Consultant alone or jointly with others (“Corporate Inventions”), pricing, operations, financial matters, personnel matters, present or future products, services, inventions, sales, customers, suppliers, employees, agents, affiliates, officers, directors, owners, shareholders, investors, prospects, markets, or businesses, whether provided by IDI to Consultant before or during this engagement, and all information that Consultant learns, creates, or contributes to while a consultant of IDI. “Confidential Information” does not include (i) information that has become generally known or available to the public without a breach of this Agreement by Consultant, or (ii) information that was known by Consultant before Consultant received it from IDI.

Consultant acknowledges that IDI would suffer irreparable injury and damage from disclosure of its Confidential Information. Consultant therefore covenants to hold such information in the strictest of confidence, to use all reasonable precautions to safeguard the information, and not to use any Confidential Information for business purposes other than those of IDI and only as permitted herein. Consultant agrees to hold the Confidential Information of IDI in the strictest of confidence indefinitely to ensure that such information is not used by third parties for any improper purpose and to indemnify IDI, against any loss or damage arising from unauthorized use directly or indirectly resulting from improper disclosure of such information by Consultant. Consultant covenants that IDI is entitled to an injunction of any actions in violation of this covenant, as well as damages, for a breach of this confidentiality covenant, without having to post a bond.

In the event that Consultant becomes legally compelled to disclose any Confidential Information, Consultant will provide IDI with prompt prior written notice of such requirement so that IDI may seek a protective order or other appropriate remedy at IDI’s expense. In the event that such protective order or other remedy is not obtained, the Consultant shall disclose only that portion of such Confidential Information that is legally required to be disclosed and to use reasonable efforts to obtain confidential treatment of the Confidential Information to be disclosed, if and to the extent such treatment is possible.

5.	Ownership Rights.

Consultant irrevocably sells, assigns, grants, transfers, and conveys to IDI Consultant’s entire right, title and interest, worldwide, in and to all Corporate Inventions and any and all Intellectual Property Rights relating thereto. To the extent that any of the foregoing includes a work of authorship of Consultant (solely or jointly with others), the work will be deemed a “work made for hire” under the United States Copyright Act (17 U.S.C. Section § 101) and will be owned solely by IDI. As between IDI and Consultant, IDI will be the sole and exclusive owner throughout the world of all Corporate Inventions. Consultant will promptly notify and make full disclosure to IDI of all Corporate Inventions.

6.	Miscellaneous.

(a) This Agreement is the complete statement of the Parties’ agreement regarding the subject matter addressed herein. This Agreement supersedes any and all other discussions, agreements, or understandings between the Parties. This Agreement may not subsequently be amended or modified except in a writing signed by both Parties.

(b) Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by certified mail, return receipt requested, postage prepaid, to the address herein.

(c) The determination jointly by the Parties or by a court as to the invalidity, unenforceability, or unreasonableness of any provision hereof shall in no way affect the validity or enforceability of any other provision, and the invalid, unenforceable, or unreasonable provision shall be modified to be valid and enforceable to the full extent permitted by law. The waiver by a Party of a breach of any provision of this Agreement cannot be construed as a waiver by the Party of any other breach of that provision or of any other provision.

(d) Florida law governs this Agreement, regardless of the conflict-of-laws rules or statutes of any jurisdiction. Any disputes regarding this Agreement will be adjudicated in the Fifteenth Judicial Circuit Court in and for Palm Beach County, Florida.

IN WITNESS WHEREOF the Parties have executed this Agreement on the day and year first last written below.

IDI, INC.	DAB Management Company

By:_/s/ Derek Dubner	By: /s/ Daniel Brauser
Printed Name: Derek Dubner	Printed Name: Daniel Brauser
Title: CO-CEO	Title: President
Date: September 1, 2015	Date: 9/1/15

3